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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K


                    PURSUANT TO SECTION 13 OR 15(D) OF THE

                       SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  January 8, 2003


                                ELOQUENT, INC.
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)

         000-29059                                        94-3221868
   (Commission File No.)                       (IRS Employer Identification No.)



                        1730 El Camino Real, 3rd Floor
                         San Mateo, California 94402
            (Address of principal executive offices and zip code)


     Registrant's telephone number, including area code:  (650) 294-6500

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Item 5.  Other Events and Required FD Disclosure.

        On January 9, 2003, Open Text Corporation, a corporation formed under the laws of Ontario ("Open Text"), and Eloquent, Inc., a Delaware corporation ("Eloquent"), issued a press release announcing that Eloquent, Open Text, and 1220 Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Open Text ("Acquiror"), entered into an Agreement and Plan of Merger dated as of January 8, 2003 (the "Merger Agreement"), pursuant to which Acquiror will merge with and into Eloquent (the "Merger"), with Eloquent continuing in existence as the surviving corporation and a wholly owned subsidiary of Open Text. The stockholders of Eloquent will receive, in exchange for each of their issued and outstanding shares of Eloquent, cash consideration of up to $6,720,000, or approximately $0.34 per share, subject to downward closing adjustment based on Eloquent's Net Cash, as described in the Merger Agreement. Of the cash consideration, $1,000,000 will be held in escrow to secure certain representations, warranties and covenants of Eloquent in the Merger Agreement. Closing of the Merger will be conditioned on, among other things, approval by Eloquent's stockholders.

        The directors and executive officers of Eloquent and certain of their affiliates, who hold approximately 26% of the outstanding shares of Eloquent's Common Stock, have agreed with Open Text and Acquiror to vote their shares in favor of the merger and against any proposal or action that could interfere with or impede the transaction.

        This description of the Press Release and the Merger Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Press Release and the Merger Agreement, which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.



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                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        ELOQUENT, INC.

Dated:  January 10, 2003                By: /s/ R. John Curson
                                        ----------------------
                                        R. John Curson
                                        Chief Financial Officer





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                              INDEX TO EXHIBITS

EXHIBIT NO.     DESCRIPTION
-----------     -----------

99.1 Press Release, dated as of January 9, 2003, entitled "Open Text and Eloquent Announce Acquisition Agreement"

99.2            Agreement and Plan of Merger, dated as of January 8, 2003